EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Hi-Tech Pharmacal Co., Inc. (the “Company”) on Form S-8 (File No. 333-35425) and Form S-8 (File No. 333-108473) of our report, dated June 17, 2005 (with respect to Note Q, July 12, 2005), on our audits of the financial statements of the Company as of April 30, 2005 and 2004 and for each of the three years in the period ended April 30, 2005, Hi-Tech Pharmacal Co. Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hi-Tech Pharmacal Co., Inc. as of April 30, 2005, included in this Annual Report on Form 10-K.

Eisner LLP

New York, New York

July 13, 2005